Voya Partners, Inc.

VY® Fidelity® VIP Contrafund® Portfolio

VY® Fidelity® VIP Equity-Income Portfolio

VY® Fidelity® VIP Mid Cap Portfolio

(each a series of a series of Voya Partners, Inc.)

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, AZ 85258-2034

We recently sent you proxy materials regarding a Special Meeting of Shareholders scheduled to be held on August 9, 2016.  Our records indicate that we have not received your vote. We urge you to vote as soon as possible so we can obtain a sufficient number of votes to hold the meeting. By voting now you will help save on the cost of additional solicitation.

Please Vote Today!

You may think your vote is not important, but your participation is critical to hold the meeting, so please vote immediately. You and all other Portfolio shareholders will benefit from your cooperation.

The Board of Directors recommends that you vote “FOR” the Reorganization as detailed in you Notice of Special Meeting of Shareholders and Proxy Statement. A copy of the Notice/Proxy Statement is available by calling the toll free number shown below.

1-877-283-0324

Your vote is needed

immediately!

Please vote now to be sure your

vote is received in time for the

August 9, 2016

Special Meeting of

Shareholders.

Voting takes only a few minutes. Thank you for your participation in this important matter.

Your Portfolio has made it very easy for you to vote. Choose one of the following methods:

•     Speak to a live proxy specialist by calling 1-877-283-0324. We can answer your questions and record your vote. (Open: M-F 9am – 10pm, Sat 11am – 5pm ET)

•     Log on to www.proxyvote.com, enter your control number printed on the card, and vote by following the on-screen prompts.

•     Call the phone number on your card, enter the control number printed on the card, and follow the touchtone prompts.

•     Mail in your signed card in the postage-paid envelope provided.

VOYA-R-1.01